								Exhibit 99.1



Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


			OHIO CASUALTY CORPORATION REPORTS
		       NET INCOME UP 96% FOR FIRST QUARTER


FAIRFIELD, OHIO, April 27, 2005 --- Ohio Casualty Corporation (NASDAQ:OCAS) today announced the following results for its first quarter ended March 31, 2005, compared with the same period of the prior year:

   - Net income of $37.7 million, or $0.55 per diluted share, versus $19.2 million, or $0.31 per diluted share;

   - All Lines combined ratio (GAAP) of 95.6%, an 8.2 point improvement;
     and

   - Operating income (A) of $37.7 million versus $18.4 million, a $19.3 million or 104.9% increase.

President and Chief Executive Officer Dan Carmichael commented, "I am very pleased with our financial results, which are significantly better than the same period last year. Overall this reflects our strong commitment to disciplined underwriting and pricing even as competition increases. Our operating income more than doubled and our combined ratio improved by more than 8.0 points. On the other hand, competition makes the hunt for profitable growth opportunities more challenging. As a result, our net written premiums decreased 1.5% in the quarter. We are devoting substantially more attention in 2005 to identify new markets that our research indicates we can serve and grow profitably.

The improved earnings were driven by a 7.5 point improvement in our underwriting expense ratio. Nearly half of that improvement, or 3.7 points, relates to changes in the accrual of a surplus guarantee for business sold to Proformance in 2001. For all of 2004, we accrued $15.6 million toward this surplus guarantee, of which $9.0 million was recorded in the first quarter of 2004. At the end of last year, the amount accrued was $8.8 million which was reduced late in the first quarter by $4.4 million as a result of new information received from Proformance subsequent to the Corporation filing its Annual Report on Form 10-K for the year ended December 31, 2004.

The first quarter expense ratio improvement also demonstrated the benefits of our Cost Structure Efficiency initiative, which began in 2003 and is continuing. Processing efficiencies developed under the initiative led to the elimination of 322 staff positions in the first quarter of 2004, and nearly 500 positions for all of 2004. Approximately 1.9 points of the ratio improvement came from personnel and professional cost savings primarily related to the initiative.

The loss and loss adjustment expense ratio also showed a slight improvement for the quarter, a result of favorable frequency trends and $3.8 million of favorable reserve development. Catastrophe losses decreased slightly to $2.5 million from $3.0 million in the first quarter a year ago.

I remain impressed by the commitment and support we continue to receive from our agents and employees and very appreciative of the job they're doing to produce our improved underwriting results."

The major components of net income are summarized in the table below:

							Three Months
Summary Income Statement                               Ended March 31,
($ in millions, except share data)                    2005         2004
----------------------------------                    ----         ----
Premiums and finance charges earned                 $362.3       $361.1
Investment income less expenses                       48.4         50.5
Investment gains realized, net                         -            3.7
						    --------------------
    Total revenues                                   410.7        415.3

Losses and benefits for policyholders                191.1        195.2
Loss adjustment expenses                              42.9         41.3
Underwriting expenses                                112.2        138.5
Corporate and other expenses                          14.8         10.4
						    --------------------
    Total expenses                                   361.0        385.4

Income tax expense:
  On investment gains realized                         -            1.3
  On all other income                                 12.0          7.8
						    --------------------
    Total income tax expense                          12.0          9.1

Cumulative effect of an
  accounting change                                    -           (1.6)
						    --------------------
Net income                                           $37.7        $19.2
						    ====================
Average shares outstanding - diluted            71,675,055   62,143,049
Net income, per share - diluted                      $0.55        $0.31

In connection with the adoption of Emerging Issues Task Force ("EITF") Consensus 04-8 "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" in the fourth quarter 2004, the Company is required to restate the average shares outstanding-diluted and net income per share-diluted for the three months ended March 31, 2004. However, since the impact of the restatement for this period would have been anti-dilutive, no restatement was made.

Consolidated before-tax net investment income for the first quarter 2005 decreased $2.1 million over the same period in 2004. This decline in before-tax investment income is primarily the result of our decision in 2004 to significantly increase our investment in tax exempt securities. On an after-tax basis, net investment income increased $1.5 million as a result of this change in investment strategy. This investment strategy results in the Corporation's before-tax investment income declining when compared to prior periods when the strategy was to invest in taxable securities. As a result, the Corporation's effective tax rate on investment income is lower when compared to prior periods. Investment income continues to be impacted by reinvestment yields that are below our average portfolio yields, somewhat offset by the growth in our investment portfolio, as the insurance operations continue to generate positive cash flows.

For a more detailed discussion of the financial condition and the results of operations at March 31, 2005 and for the three months then ended, please see the Quarterly Report on Form 10-Q for this period, filed with the Securities and Exchange Commission (SEC).

Supplemental financial information for the first quarter 2005, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in
Item 15 of the Corporation's Form 10-K for the year ended December 31, 2004.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:00 a.m. EDT on Thursday, April 28, 2005. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through July 28, 2005. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 39971274. Call playback begins at 5 p.m. EDT on April 28, 2005 and extends through midnight on April 30, 2005.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the second quarter will start July 1, 2005 extending through the time of the earnings conference call scheduled for July 27, 2005.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of March 31, 2005.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Reconciliation of Net Income to Operating Income
Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

						     Three Months
						    Ended March 31
($ in millions)                                    2005        2004
---------------                                    ----        ----
Operating income                                  $37.7       $18.4
After-tax net realized gains                          -         2.4
Cumulative effect of accounting change                -        (1.6)
						  ------      ------
Net income                                        $37.7       $19.2

Operating income
   per share - diluted                            $0.55       $0.30
After-tax net realized gains
   per share - diluted                                -        0.04
Cumulative effect of accounting change
   per share - diluted                                -       (0.03)
						   -----      ------
Net income per share - diluted                     $0.55      $0.31

As mentioned previously, in connection with the adoption of EITF 04-8 in the fourth quarter 2004, the Company is required to restate per share amounts for the three months ended March 31, 2004. However, since the impact of the restatement for this period would have been anti-dilutive, these amounts were not restated.

Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

					       Three Months
					      Ended March 31
($ in millions)                              2005        2004
---------------                              ----        ----
Net income                               $   37.7    $   19.2
Average shareholders' equity              1,293.3     1,190.3
Return on equity based on
   annualized net income                     11.7%        6.5%
					     =====       =====

Operating income                         $   37.7    $   18.4
Adjusted average shareholders' equity     1,030.0       883.6
Return on equity based on
   annualized operating income               14.6%        8.4%
					     =====       =====

Average shareholders' equity             $1,293.3    $1,190.3
Average unrealized gains                    263.3       306.7
					 --------    --------
Adjusted average shareholders'
   equity                                $1,030.0    $  883.6
					 ========    ========
